Exhibit 99.1

Cactus Acquisition Corp. 1 Limited Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 30, 2021

NEW YORK, NY, December 28, 2021 — (GLOBE NEWSWIRE) — Cactus Acquisition Corp. 1 Limited (NasdaqGM: CCTSU) (the “Company”) announced today that, commencing December 30, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “CCTS” and “CCTSW,” respectively. Units that are not separated will continue to trade on the Nasdaq Global Market under the symbol “CCTSU.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of the Company’s securities was made only by means of a prospectus, copies of which may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

About Cactus Acquisition Corp. 1 Limited

Cactus Acquisition Corp. 1 Limited was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on Israel-related technology-based healthcare companies. The Company is led by Nachum (Homi) Shamir, Chairman of the Board, Ofer Gonen, CEO, and Stephen T. Wills, CFO.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Cactus Acquisition Corp. 1 Limited
Ofer Gonen, Chief Executive Officer
gonen@cactusac1.com